Exhibit 99.01

Valero L.P. Reports Second Quarter 2006 Earnings

and Announces Quarterly Distribution

SAN ANTONIO, July 31, 2006 -- Valero L.P. (NYSE: VLI) today announced income applicable to limited partners from continuing operations of $27.8 million, or $0.60 per unit, for the second quarter of 2006, compared to $17.0 million, or $0.74 per unit, for the second quarter of 2005. For the six months ended June 30, 2006, income applicable to limited partners from continuing operations was $63.1 million, or $1.35 per unit, compared to $34.8 million, or $1.51 per unit, for the six months ended June 30, 2005.

Including discontinued operations, Valero L.P. reported net income applicable to limited partners of $27.5 million, or $0.59 per unit, for the second quarter of 2006 and $62.8 million, or $1.34 per unit for the six months ended June 30, 2006.

Distributable cash flow available to limited partners from continuing operations for the second quarter was $41.4 million, or $0.88 per unit, compared to $22.1 million, or $0.96 per unit for the second quarter of 2005. Distributable cash flow available to limited partners from continuing operations for the six months ended June 30, 2006 was $91.8 million, or $1.96 per unit, compared to $45.2 million, or $1.96 per unit for the six months ended June 30, 2005. As of June 30, 2006, the partnership’s debt-to-capitalization ratio was 38.0 percent compared to 47.7 percent as of June 30, 2005.

The increases in income and distributable cash flow applicable to limited partners from continuing operations were primarily due to the acquisition of Kaneb completed on July 1, 2005. Valero L.P.’s second quarter 2005 results do not include any results from Kaneb.

With respect to the quarterly distribution to unitholders payable for the second quarter of 2006, Valero L.P. also announced that it has declared a distribution of $0.885 per unit payable August 14, 2006, to holders of record as of August 7, 2006. Distributable cash flow available to limited partners from continuing operations covers the distribution to the limited partners by 1.0 times for the second quarter of 2006 and 1.11 times for the six months ended June 30, 2006.

“The partnership’s earnings for the second quarter met our guidance and expectations provided to investors on the first quarter conference call,” said Curt Anastasio, Valero L.P.’s Chief Executive Officer and President. “During the quarter, our results were primarily impacted by higher operating and interest expenses. Scheduled turnarounds and operating problems at several of our customers’ refineries also had an impact on the partnership’s results.

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“I am pleased to report we continue to make substantial progress on our strategic growth projects. The partnership has completed the Burgos pipeline construction project in South Texas and northeastern Mexico. On an annual basis, we are expecting incremental throughputs of approximately 36,000 barrels per day and a contribution of $8.2 million of EBITDA from this project.

“Additionally, we have completed several ethanol blending and storage projects at our Linden and Paulsboro terminals located on the East Coast, our Southlake terminal in the Dallas area and our Glasgow, Grangemouth and Grays terminals in the United Kingdom. The expected annual EBITDA contribution from these projects is around $2.8 million. And, in the second half of this year we will begin construction on several terminal expansion projects that are part of the nearly $300 million of strategic growth capital we have identified for 2006 through 2008. The terminal expansion projects in Texas City, Portland, the New York Harbor area, Jacksonville, Savannah, St. Eustatius in the Caribbean and elsewhere are expected to start contributing to the partnership’s results in 2007. Our growth strategy is supported by a strong balance sheet and a low cost of capital given our incentive distribution rights are capped at 25 percent.

“Looking ahead to the third quarter of 2006, results will be positively impacted by increases in our pipeline tariffs that took effect July 1, Burgos project volumes and higher seasonal demand for asphalt and refined products. However, we expect to continue to be negatively impacted by scheduled turnarounds at refineries we serve and higher maintenance expenses. As a result, we expect third quarter earnings to be similar to the second quarter.

“For the fourth quarter of 2006, operations and results should improve significantly as the partnership benefits from fewer turnarounds, lower maintenance expenses and a seasonal increase in bunker fuel sales. We continue to expect that the results for the second half of 2006 will exceed the results achieved in the first half of this year,” said Anastasio.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial and operational results for the second quarter of 2006. Investors interested in listening to the presentation may call 800/622-7620, passcode 2888567. International callers may access the presentation by dialing 706/645-0327, passcode 2888567. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 2888567. A live broadcast of the conference call will also be available on the company’s website at www.valerolp.com.

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Valero L.P. is a publicly traded, limited partnership based in San Antonio, with 9,243 miles of pipeline, 88 terminal facilities and four crude oil storage facilities. One of the largest independent terminal and petroleum liquids pipeline operators in the nation, the partnership has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has approximately 77 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage tank facilities. For more information, visit Valero L.P.’s web site at www.valerolp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.’s 2005 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Valero L.P.
Consolidated Financial Information
June 30, 2006 and 2005
(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Statement of Income Data (Note 1):
Revenues:
Services revenues	$152,094	$58,306	$300,023	$114,941
Product sales	127,874	—	253,949	—

Total revenues	279,968	58,306	553,972	114,941
Costs and expenses:
Cost of product sales	118,283	—	232,501	—
Operating expenses	79,155	21,645	150,225	41,330
General and administrative expenses	10,375	3,561	18,935	7,064
Depreciation and amortization	24,839	8,791	49,028	17,523

Total costs and expenses	232,652	33,997	450,689	65,917

Operating income	47,316	24,309	103,283	49,024
Equity income from joint ventures	1,844	421	3,050	799
Interest and other expenses, net	(16,876)	(5,878)	(32,341)	(11,707)

Income from continuing operations
before income tax expense	32,284	18,852	73,992	38,116
Income tax expense	492	—	2,611	—

Income from continuing operations	31,792	18,852	71,381	38,116
Loss from discontinued operations	(239)	—	(377)	—

Net income applicable to general partner
and limited partners' interest	31,553	18,852	71,004	38,116
Net income applicable to general partner
including incentive distributions (Note 2)	(4,041)	(1,847)	(8,240)	(3,323)

Net income applicable to limited partners	$27,512	$17,005	$62,764	$34,793

Income per unit applicable to limited
partners (Note 2):
Continuing operations	$0.60	$0.74	$1.35	$1.51
Discontinued operations	(0.01)	—	(0.01)	—

Net income	$0.59	$0.74	$1.34	$1.51

Weighted average number of basic
and diluted units outstanding	46,809,749	23,041,394	46,809,749	23,041,394

EBITDA from continuing operations (Note 3)	$73,727	$33,521	$155,320	$67,346

Distributable cash flow from continuing operations (Note 3)	$45,772	$24,867	$103,577	$51,060

	June 30,	June 30,		December 31,
	2006	2005		2005
Balance Sheet Data:
Long-term debt, including current portion (a)	$1,159,482	$397,983		$1,170,705
Partners' equity (b)	1,891,092	436,579		1,900,779
Debt-to-capitalization ratio (a) / ((a)+(b))	38.0%	47.7%		38.1%

Valero L.P.
Consolidated Financial Information — Continued
June 30, 2006 and 2005
(unaudited, thousands of dollars, except barrel information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Data:
Refined product terminals:
Throughput (barrels/day) (a)	265,277	251,851	258,811	252,686
Throughput revenues	$12,876	$11,484	$23,416	$21,421
Storage lease revenues	60,493	—	120,026	—
Bunkering revenues	127,874	—	253,949	—

Total revenues	201,243	11,484	397,391	21,421
Cost of product sales	118,283	—	232,501	—
Operating expenses	50,092	5,725	94,071	10,222
Depreciation and amortization	11,041	1,860	21,947	3,719

Segment operating income	$21,827	$3,899	$48,872	$7,480

Refined product pipelines:
Throughput (barrels/day)	709,480	438,067	705,248	441,014
Revenues	$52,201	$22,678	$104,247	$44,860
Operating expenses	23,736	9,552	43,538	18,855
Depreciation and amortization	10,603	3,904	20,742	7,761

Segment operating income	$17,862	$9,222	$39,967	$18,244

Crude oil pipelines:
Throughput (barrels/day)	440,691	324,001	434,219	352,386
Revenues	$14,868	$12,375	$28,917	$25,560
Operating expenses	4,290	4,186	7,987	8,009
Depreciation and amortization	1,283	1,156	2,532	2,302

Segment operating income	$9,295	$7,033	$18,398	$15,249

Crude oil storage tanks:
Throughput (barrels/day)	484,322	527,361	498,618	516,562
Revenues	$11,656	$11,769	$23,417	$23,100
Operating expenses	1,037	2,182	4,629	4,244
Depreciation and amortization	1,912	1,871	3,807	3,741

Segment operating income	$8,707	$7,716	$14,981	$15,115

Consolidated Information:
Revenues	$279,968	$58,306	$553,972	$114,941
Cost of product sales	118,283	—	232,501	—
Operating expenses	79,155	21,645	150,225	41,330
Depreciation and amortization	24,839	8,791	49,028	17,523

Segment operating income	57,691	27,870	122,218	56,088
General and administrative expenses	10,375	3,561	18,935	7,064

Consolidated operating income	$47,316	$24,309	$103,283	$49,024

(a)	Excludes throughputs related to the storage lease and bunkering operations acquired in the Kaneb Acquisition.

Valero L.P.
Consolidated Financial Information — Continued
June 30, 2006 and 2005
(unaudited)

Notes:

1.	The statement of income data for the three and six months ended June 30, 2006 includes $17.7 million and $46.4 million, respectively, of operating income related to the Kaneb Acquisition on July 1, 2005. Of the $17.7 million and $46.4 million for the three and six months ended June 30, 2006, respectively, $13.5 million and $34.7 million is attributed to the refined product terminals segment, respectively, and $4.2 million and $11.7 million is attributed to the refined product pipelines segment, respectively.

2.	Income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the income per unit applicable to limited partners. On July 1, 2005, Valero L.P. issued 23,768,355 of common units in exchange for all of the outstanding common units of Kaneb Pipe Line Partners, L.P. As of June 30, 2006, Valero L.P. has 46,809,749 common units outstanding. Net income applicable to the general partner includes incentive distributions aggregating $3.5 million and $1.5 million for the three months ended June 30, 2006 and 2005, respectively, and $7.0 million and $2.6 million for the six months ended June 30, 2006 and 2005, respectively.

3.	Valero L.P. utilizes two financial measures, EBITDA from continuing operations and distributable cash flow from continuing operations, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA from continuing operations nor distributable cash flow from continuing operations are intended to represent cash flows for the period, nor are they presented as an alternative to income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and distributable cash flow from continuing operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Income from continuing operations	$31,792	$18,852	$71,381	$38,116
Plus interest expense, net	16,604	5,878	32,300	11,707
Plus income tax expense	492	—	2,611	—
Plus depreciation and amortization	24,839	8,791	49,028	17,523

EBITDA from continuing operations	73,727	33,521	155,320	67,346
Less equity income from joint ventures	(1,844)	(421)	(3,050)	(799)
Less interest expense, net	(16,604)	(5,878)	(32,300)	(11,707)
Less reliability capital expenditures	(10,052)	(2,468)	(16,216)	(3,893)
Less income tax expense	(492)	—	(2,611)	—
Plus distributions from joint ventures	1,037	113	2,434	113

Distributable cash flow from continuing operations	45,772	24,867	103,577	51,060
General partner's interest in distributable cash flow
from continuing operations	(4,383)	(2,741)	(11,775)	(5,814)

Limited partners' interest in distributable cash flow
from continuing operations	$41,389	$22,126	$91,802	$45,246

Weighted average number of basic
and diluted units outstanding	46,809,749	23,041,394	46,809,749	23,041,394
Distributable cash flow from continuing
operations per limited partner unit	$0.884	$0.960	$1.961	$1.964